SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported): January 8, 2010 (January 4, 2010)

ORRSTOWN FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

PENNSYLVANIA

(State or other jurisdiction of incorporation)

001-34292	23-2530374
(Commission file number)	(IRS employer ID)

77 East King Street, Shippensburg, Pennsylvania	17257
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code – (717) 532-6114

NONE

(Former name, address and fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Salary Continuation Agreement and Officer Group Term Replacement Plan.

On January 4, 2010, Orrstown Financial Services, Inc. (the “Company”), and its wholly-owned subsidiary, Orrstown Bank (the “Bank”), entered into a Salary Continuation Agreement dated as of December 22, 2009 with Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company and the Bank. On January 4, 2010, Mr. Quinn also elected to participate in the Company’s Officer Group Replacement Plan.

(i) Salary Continuation Agreement. The Salary Continuation Agreement (the “Agreement”) provides Mr. Quinn with certain specified benefits payable in monthly installments over a 15 year period beginning within 60 days following Mr. Quinn’s separation from service upon or after he reaches normal retirement age (age 65), within 60 days following his reaching normal retirement age in the cases of early termination and change in control, or within 60 days after separation from service in the case of disability.

The amount of the normal retirement benefit under the Agreement, when combined with Social Security and amounts available under the Bank’s 401(k) and profit sharing plans, is intended to provide Mr. Quinn with retirement income equal in amount to 70 percent of his projected final annual salary. The annual amount of Mr. Quinn’s normal retirement benefit under the Agreement is $400,000.

In the event of an early termination separation from service or a separation from service due to disability prior to normal retirement age, the annual amount of the benefit under the plan will be actuarially reduced from the annual amount of the normal retirement benefit of $400,000, as specified on Schedule A to the Agreement. In the event of a change in control, the annual amount of the benefit will be the amount of the normal retirement benefit of $400,000.

In the event Mr. Quinn would die while in active service, his beneficiary will be entitled to receive the normal retirement benefit, in the annual amount of $400,000, payable in monthly installments over a 15 year period commencing within 60 days after receipt by the Bank of Mr. Quinn’s death certificate. In the event Mr. Quinn would die after benefit distributions have commenced, the Bank will continue to distribute the remaining benefits to his beneficiary at the same time and in the same amounts as would have been distributed to him had he survived.

Benefits under the Agreement will be forfeited if Mr. Quinn is terminated for cause, or if he commits suicide within 2 years after the effective date of the Agreement, or if any insurance company which issued a life insurance policy covering Mr. Quinn and owned by the Bank denies coverage because of misstatements of fact made by Mr. Quinn on an application for life insurance, or if Mr. Quinn is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or if Mr. Quinn becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 50 mile radius of the Bank’s headquarters in Shippensburg, Pennsylvania.

The Agreement is filed herewith as Exhibit 10.1.

(ii) Officer Group Replacement Plan. The Officer Group Replacement Plan (the “Plan”) is intended to provide participating officers with a life insurance benefit equal to two times current salary but not more than, in Mr. Quinn’s case, $1,350,707.

A participating officer’s rights under the Plan will cease and his or her participation in the Plan will terminate if the officer’s employment is terminated for cause, the officer’s employment is terminated prior to normal retirement age (age 65 while employed by the Company, or after reaching a total of 70 or more when age and years of service are combined) for reasons other than disability, or the Plan or the officer’s rights in the Plan are terminated by the Company at any time prior to the officer’s death. In the event the officer’s employment with the Company is terminated as a result of the officer’s disability, the Company will maintain the insurance policy or policies acquired by the Company for purposes of insuring the officer’s life under the Plan provided that the officer does not thereafter accept gainful employment with an entity other than the Company. In the event of a change in control, the Company or its successor will be obligated to maintain the insurance policy or policies acquired by the Company for purposes of insuring the officer’s life under the Plan, as well as the officer’s interest in such policy or policies.

Benefits under the Plan will be forfeited if Mr. Quinn is terminated for cause, or if he commits suicide within 2 years after the effective date of his election to participate in the Plan, or if any insurance company which issued a life insurance policy covering Mr. Quinn and owned by the Bank denies coverage because of misstatements of fact made by Mr. Quinn on an application for life insurance, or if Mr. Quinn is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or if Mr. Quinn becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 50 mile radius of the Bank’s headquarters in Shippensburg, Pennsylvania.

The Plan is incorporated herein by reference to Exhibit 10.3 of the Company’s Annual Report on Form 10-K for the year ended December 31, 1999.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Salary Continuation Agreement with Thomas R. Quinn, Jr. and Schedule A – filed herewith.

10.2	Officer Group Term Replacement Plan – incorporated by reference to Item 10.3 of the Company’s Annual Report on Form 10-K for the year ended December 31, 1999.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Orrstown Financial Services, Inc.

Date: January 8, 2010	/S/ THOMAS R. QUINN, JR.
Thomas R. Quinn, Jr.,
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Salary Continuation Agreement and Schedule A

10.2	Officer Group Term Replacement Plan